Exhibit 99.1

Horizon Technology Finance Announces Third Quarter 2026 Financial Results

- Third Quarter 2026 Net Investment Income per Share of $0.19; NAV per Share of $5.56 -

- Debt Portfolio Yield of 14.7% -

- Grows Committed, Approved and Awarded Backlog by 14% Sequentially to $351 Million at Quarter End -

Farmington, Connecticut – November 5, 2026 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon”, “HRZN” or the “Company”), an affiliate of Monroe Capital, today announced its financial results for the third quarter ended September 30, 2026.

Third Quarter 2026 and Recent Highlights

●	Net investment income (“NII”) of $12.3 million, or $0.19 per basic share, compared to $14.0 million, or $0.32 per basic share for the prior-year period
●	Total investment portfolio of $650.3 million as of September 30, 2026
●	Net asset value of $362.1 million, or $5.56 per share, as of September 30, 2026
●	Annualized portfolio yield on debt investments of 14.7% for the quarter
●	Funded nine loans totaling $98.4 million
●	Experienced liquidity events from six portfolio companies
●	Cash of $107.8 million and committed credit facility capacity of $279.0 million as of September 30, 2026
●	Held portfolio of warrant and equity positions in 87 companies as of September 30, 2026
●	Undistributed spillover income of $0.24 per share as of September 30, 2026
●	Repurchased 2,033,991 shares of common stock at a weighted-average price of $4.90 per share
●	Subsequent to quarter end, declared distributions of $0.06 per share payable in each of January, February and March 2027

“We were pleased to grow our debt investment portfolio for the fourth consecutive quarter, funding nine loans totaling $98.4 million, and delivering NII which once again covered our regular distributions,” said Mike Balkin, Chief Executive Officer of Horizon. “Additionally, we believe that the meaningful increase in our pipeline from the prior quarter-end reflects our strength in sourcing high-quality debt investment opportunities, as well as the benefits of our relationship with Monroe Capital. While we work on growing our portfolio, we remain focused on rigorously managing our stressed debt investments, which continued to impact our NAV per share in the quarter. As we close out 2026, with our strong balance sheet and increasingly robust pipeline, we believe we are in an excellent position to further grow our portfolio and drive long-term value creation for shareholders. To support that effort, we are pleased to create the new role of Chief Growth and Strategy Officer at Horizon’s Advisor and to appoint Manuel Henriquez to this position. We look forward to his contributions as we build on our momentum.”

Third Quarter 2026 Operating Results

Total investment income for the quarter ended September 30, 2026 was $24.1 million, compared to $26.3 million for the quarter ended September 30, 2025, primarily due to lower interest income on debt investments.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended September 30, 2026 and 2025 was 14.7% and 18.6%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors. The dollar-weighted annualized yield on average debt investments for the three months ended September 30, 2026 as compared to the three months ended September 30, 2025 decreased primarily due to the recognition and capitalization of accrued, but previously unrecorded interest income in connection with the settlement of two debt investments previously on non-accrual status during the three months ended September 30, 2025.

Total net expenses for the quarter ended September 30, 2026 were $11.5 million, compared to $12.0 million for the quarter ended September 30, 2025. The decrease was primarily due to a $0.7 million decrease in the base management fee and a $0.1 million decrease in interest expense, partially offset by a $0.3 million increase in professional fees.

Horizon’s Advisor waived $1.0 million of base management fees earned for the quarter in connection with the previously completed merger with Monroe Capital Corporation, in which Horizon’s Advisor agreed to waive $4.0 million of base management fees and/or incentive fees (the “Fee Waiver”) due and payable to the Advisor pursuant to the terms of the Investment Management Agreement at the rate of $1.0 million per quarter commencing with the Company’s third quarter of 2026. The Fee Waiver is in effect until the end of the Company’s second quarter of 2027 and, for each applicable quarter, will not exceed the total amount of base management fees and incentive fees earned by the Advisor during such quarter.

Net investment income for the quarter ended September 30, 2026 was $12.3 million, or $0.19 per basic share, compared to $14.0 million, or $0.32 per basic share, for the quarter ended September 30, 2025.

For the quarter ended September 30, 2026, net realized loss on investments was $11.3 million, or $0.17 per basic share, compared to a net realized loss on investments of $22.5 million, or $0.52 per basic share, for the quarter ended September 30, 2025. For the quarter ended September 30, 2025, net realized loss on extinguishment of debt was $1.3 million, or $0.03 per basic share.

For the quarter ended September 30, 2026, net unrealized depreciation on investments was $29.1 million, or $0.44 per basic share, compared to net unrealized appreciation on investments of $40.5 million, or $0.94 per basic share, for the prior-year period.

Portfolio Summary and Investment Activity

As of September 30, 2026, the Company’s debt portfolio consisted of 42 secured loans with an aggregate fair value of $621.2 million. In addition, the Company’s total warrant, equity and other investments in 95 portfolio companies, and the Company’s investment in its joint venture, had an aggregate fair value of $29.1 million. Total portfolio investment activity for the three and nine months ended September 30, 2026 and 2025 was as follows:

($ in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Beginning portfolio	$676,711	$622,653	$647,244	$697,891

New debt and equity investments	89,632	37,747	282,398	200,055

Less refinanced debt balances	—	—	(30,000)	(46,250)

Net new debt and equity investments	89,632	37,747	252,398	153,805

Principal payments received on investments	(3,070)	(14,462)	(13,457)	(41,292)

Early pay-offs and principal paydowns	(80,861)	(60,904)	(155,645)	(163,312)

Payment-in-kind interest on investments	829	664	3,674	1,192

Accretion of debt investment fees	1,429	1,189	5,870	4,487

New debt investment fees	(1,838)	(100)	(6,143)	(1,604)

Equity and warrants received in settlement of fee income	500	3,270	500	3,280

Proceeds from sale of investments	(545)	(4,533)	(2,553)	(5,317)

Investment in RoHo Joint Venture	8,295	—	8,510	—

Net investment loss from RoHo Joint Venture	(246)	—	(246)	—

Net realized loss on investments	(11,322)	(22,527)	(17,605)	(31,820)

Net unrealized (depreciation) appreciation on investments	(29,191)	40,517	(72,324)	(13,796)

Other	—	—	100	—

Ending portfolio	$650,323	$603,514	$650,323	$603,514

Portfolio Asset Quality

Effective June 30, 2026, Horizon’s Advisor changed its internal credit rating scale to adopt the scale used by the wider Monroe Capital platform. Horizon’s Advisor made this change in order to improve consistency and efficiency in its portfolio risk assessment by aligning the scale used by Horizon to the scale used by its affiliated entities, with whom Horizon has made, and it anticipates it will continue to make, co-investments. Accordingly, Horizon’s internal credit rating methodology was changed from a 4-to-1 scale (on which a 4 represented the highest credit quality) to a 1-to-5 scale (on which a 1 represents the highest credit quality).

Horizon’s Advisor (i) rated all of Horizon’s debt investments as of September 30, 2026 under the new 1-to-5 scale and (ii) recast the credit ratings of the debt investments for all of the prior periods presented in this release to the new 1-to-5 scale. The ratings and recast ratings in this release are made based on the same proprietary credit assessment process Horizon’s Advisor regularly utilizes on a quarterly basis, as applied to the facts and circumstances existing at the applicable reporting date.

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating, in each case presented under the updated 1-to-5 scale, as of September 30, 2026, June 30, 2026 and December 31, 2025 (recast):

($ in thousands)	September 30, 2026			June 30, 2026			December 31, 2025
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
1	—	$—	—%	—	$—	—%	—	$—	—%
2	30	532,675	85.8%	32	547,063	84.4%	28	471,116	79.0%
3	1	14,866	2.4%	2	21,606	3.3%	2	46,887	7.9%
4	4	54,915	8.8%	4	47,991	7.4%	4	53,503	9.0%
5	7	18,766	3.0%	5	31,339	4.9%	4	24,519	4.1%
Total	42	$621,222	100.0%	43	$647,999	100.0%	38	$596,025	100.0%

Under the updated 1-to-5 scale, Horizon’s debt investments had a weighted average credit rating of 2.3 as of both September 30, 2026 and June 30, 2026, respectively. On a recast basis, Horizon’s debt investments had a weighted average credit rating of 2.4 as of December 31, 2025. Weighted average credit ratings previously reported on the 4-to-1 scale (2.9 as of December 31, 2025) are not directly comparable to ratings under the updated scale due to the change in credit rating methodology. A rating of 1 represents a debt investment that is exhibiting the lowest level of risk and the debtor is generally significantly exceeding expectations (typically reserved for debt investments where a full repayment is expected in the near term as a result of strong performance). Newly funded debt investments are typically assigned a rating of 2, which represents a debt investment performing as expected with risk factors that are neutral or positive since origination. A rating of 3 represents investments performing below expectations and indicates that the risk has increased somewhat since origination. A rating of 4 or 5 represents a deteriorating credit quality and an increased risk of loss of principal.

As of September 30, 2026, there were seven debt investments with an internal credit rating of 5, with an aggregate cost of $65.9 million and an aggregate fair value of $18.8 million, and there were four debt investments with an internal credit rating of 4, with an aggregate cost of $77.3 million and an aggregate fair value of $54.9 million. As of June 30, 2026, there were five debt investments with an internal credit rating of 5, with an aggregate cost of $58.0 million and an aggregate fair value of $31.3 million, and there were four debt investments with an internal credit rating of 4, with an aggregate cost of $57.1 million and an aggregate fair value of $48.0 million. On a recast basis as of December 31, 2025, there were four debt investments with an internal credit rating of 5 (previously reported as a rating of 1 on the prior 4-to-1 scale), with an aggregate cost of $33.8 million and an aggregate fair value of $24.5 million and there were four debt investments with an internal credit rating of 4 (previously reported as a rating of 2 on the prior 4-to-1 scale), with an aggregate cost of $56.8 million and an aggregate fair value of $53.5 million.

Liquidity and Capital Resources

As of September 30, 2026, the Company had $210.9 million in available liquidity, consisting of $107.8 million in cash and money market funds, and $103.1 million in funds available under existing credit facility commitments (subject to borrowing base limitations).

As of September 30, 2026, there was no outstanding principal balance under the $150.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $300.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

During the third quarter, the Company amended its $250.0 million senior secured credit facility with a large U.S.-based insurance company to (i) add a second class of notes; and (ii) extend the legal final maturity date to June 2034. As of September 30, 2026, there was $166.5 million in outstanding Class A Notes principal balance at an interest rate of 6.72% and $14.5 million in outstanding Class B notes principal balance at an interest rate of 7.86%.

During the third quarter, the Company amended its senior secured credit facility with a large U.S.-based insurance company to decrease the commitment by $50.0 million in connection with secured notes previously issued, as well as (i) extended the date through which the Company may request advances to July 21, 2027; (ii) add a second class of notes; and (iii) extend the legal final maturity date to December 2035. As of September 30, 2026, there was $90.0 million in outstanding principal balance under the $150.0 million senior secured credit facility at an interest rate of 7.21%.

On October 17, 2024, the Company entered into a note purchase agreement, by and among the Company, and each purchaser named therein, in connection with the issuance and sale of $20.0 million aggregate principal of the Company’s 7.125% convertible notes due 2031 (the “2031 Convertible Notes”). As of September 30, 2026, the aggregate outstanding principal balance of the 2031 Convertible Notes was $2.8 million.

On September 4, 2025, the Company entered into a note purchase agreement, by and among the Company, and each purchaser named therein, in connection with the issuance and sale of $40.0 million aggregate principal of the Company’s 5.50% convertible notes due 2030 (the “2030 Convertible Notes”). As of September 30, 2026, the aggregate outstanding principal balance of the 2030 Convertible Notes was $16.5 million.

As of September 30, 2026, the Company’s net debt to equity leverage ratio was 82%, below the Company’s 120% targeted leverage. The asset coverage ratio for borrowed amounts was 189%.

Liquidity Events

During the quarter ended September 30, 2026, Horizon experienced liquidity events from six portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In August, a portfolio company paid its outstanding principal balance of $10.0 million on its venture loan, plus interest, end-of-term payment and prepayment penalty. HRZN continues to hold warrants in the company.

In August, a portfolio company paid its outstanding principal balance of $14.0 million on its venture loan, plus interest, end-of-term payment and prepayment penalty. HRZN continues to hold warrants in the company.

In August, a portfolio company was acquired and paid its outstanding principal balance of $15.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN also received equity valued at $1.5 million from the redemption of warrants it held in the portfolio company.

In September, a portfolio company paid its outstanding principal balance of $10.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN also received proceeds totaling $0.5 million from the redemption of warrants it held in the portfolio company.

In July, a portfolio company paid its outstanding principal balance of $11.8 million on its venture loan, plus interest and end-of-term payment. HRZN continues to hold warrants in the company.

In August, HRZN received a partial paydown of $15.5 million on its venture loan to a portfolio company, plus prepayment fee. HRZN also received equity valued at $0.5 million. HRZN continues to hold warrants and equity in the portfolio company.

Net Asset Value

At September 30, 2026, the Company’s net assets were $362.1 million, or $5.56 per share, compared to $315.7 million, or $7.12 per share, as of September 30, 2025, and $318.5 million, or $6.98 per share, as of December 31, 2025.

For the quarter ended September 30, 2026, net decrease in net assets resulting from operations was $28.2 million, or $0.43 per basic share, compared to a net increase in net assets resulting from operations of $30.7 million, or $0.71 per basic share, for the quarter ended September 30, 2025.

Stock Repurchase Program

On May 1, 2026, the Company’s board of directors extended through June 30, 2027, the Company’s stock repurchase program which currently allows the Company to repurchase up to $10.0 million of its common stock at prices below the Company’s net asset value per share as reported in its most recent consolidated financial statements, provided such purchases, in the aggregate, do not exceed two percent (2%) of the shares outstanding at the time of purchase and such shares are purchased only when such shares are trading below 90% of the Company's most recently disclosed net asset value per share. On August 3, 2026, the Company’s board of directors approved an increase in the amount of common stock that may be repurchased under the stock repurchase program to allow the Company to repurchase up to a total of $20 million of common stock.

During the quarter ended September 30, 2026, the Company repurchased 2,033,991 shares of its common stock at a weighted-average price of $4.90 on the open market at a total cost of $10.0 million. From the inception of the stock repurchase program through September 30, 2026, the Company has repurchased 3,566,678 shares of its common stock at a weighted average price of $5.06 on the open market at a total cost of $18.1 million.

Recent Developments

On October 13, 2026, Glass Routes, LLC prepaid its outstanding principal balance of $7.5 million on its venture loan, plus interest and prepayment penalty.

On October 20, 2026, Hometeam Technologies, Inc. repaid $3.5 million of the outstanding principal balance on its venture loan.

On October 30, 2026, the Company funded a $10.0 million debt investment to an existing portfolio company, Pelthos Therapeutics, Inc.

On October 30, 2026, the Company funded a $0.1 million debt investment to an existing portfolio company Volt Bidco, Inc.

Monthly Distributions Declared in Fourth Quarter 2026

On October 29, 2026, the Company’s Board declared monthly cash distributions of $0.06 per share payable in each of January, February and March 2027. The following table shows these monthly distributions, which total $0.18 per share:

Monthly Distributions Payable in First Quarter 2027

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
December 16, 2026	December 16, 2026	January 15, 2027	$0.06
January 19, 2027	January 19, 2027	February 17, 2027	$0.06
February 18, 2027	February 18, 2027	March 16, 2027	$0.06
		Total:	$0.18

After paying distributions of $0.27 per share and earning net investment income of $0.19 per share for the three months ended September 30, 2026, the Company’s undistributed spillover income as of September 30, 2026 was $0.24 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, Horizon’s board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call today at 5:00 p.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (844) 825-9789 (domestic) or (412) 317-5180 (international). The access code for all callers is 10212817. The Company recommends joining the call at least 5 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN), externally managed by Horizon Technology Finance Management LLC, an affiliate of Monroe Capital, is a leading specialty finance company that provides capital in the form of secured loans to venture capital and private equity-backed companies and publicly traded companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located throughout the U.S. Monroe Capital is a premier asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, opportunistic, structured credit, real estate and equity. To learn more, please visit horizontechfinance.com.

Forward-Looking Statements

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or the Company’s future performance or financial condition. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations or beliefs, and which are subject to risks and uncertainties that may cause actual results to differ materially. Forward-looking statements include, but are not limited to, the Company’s projected net investment income and earnings, the Company’s distribution levels and frequency of distributions, the Company’s share repurchase activity and investment activity, and the ability of Horizon Technology Finance Management LLC to manage the Company and identify investment opportunities, all of which are subject to change at any time based upon economic, market or other conditions, and may not be relied upon as investment advice or an indication of the Company’s trading intent. More information on the risks and other potential factors that could affect the Company’s financial results and future events, including important factors that could cause actual results or events to differ materially from plans, estimates or expectations included herein or discussed on the webcast/conference call, is included in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed annual report on Form 10-K, as well as in subsequent filings, including the Company’s quarterly reports on Form 10-Q. In addition, there is no assurance that the Company or any of its affiliates will purchase additional shares of the Company’s common stock at any specific discount levels or in any specific amounts. There is no assurance that the market price of the Company’s shares, either absolutely or relative to NAV, will increase as a result of any share repurchases, or that any repurchase plan will enhance stockholder value over the long term.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(646) 200-8885

Media Relations:

ICR

Brian Ruby

HorizonPR@icrinc.com

(203) 682-8268

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	September 30,	December 31,
	2026	2025
	(unaudited)
Assets
Non-affiliate investments at fair value (cost of $699,244 and $616,236, respectively)	$630,466	$584,100
Non-controlled affiliate investments at fair value (cost of $73,162 and $89,033, respectively)	12,092	63,144
Controlled affiliate investments at fair value (cost of $8,264 and $0, respectively)	7,765	—
Total investments at fair value (cost of $780,670 and $705,269, respectively)	650,323	647,244
Cash	20,019	105,519
Investments in money market funds	85,146	34,711
Restricted investments in money market funds	2,636	2,463
Interest receivable	12,298	12,086
Other assets	8,311	9,081
Total assets	$778,733	$811,104

Liabilities
Borrowings	$402,719	$473,027
Distributions payable	5,869	15,053
Base management fee payable	965	975
Other accrued expenses	7,037	3,547
Total liabilities	416,590	492,602

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2026 and December 31, 2025	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 68,669,287 and 45,781,280 shares issued and 65,102,609 and 45,613,815 shares outstanding as of September 30, 2026 and December 31, 2025, respectively	73	51
Paid-in capital in excess of par	701,033	559,355
Distributable loss	(338,963)	(240,904)
Total net assets	362,143	318,502
Total liabilities and net assets	$778,733	$811,104
Net asset value per common share	$5.56	$6.98

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Investment income
From non-affiliate investments:
Interest income	$21,066	$23,506	$64,606	$69,289
Payment-in-kind (“PIK”) interest income	829	297	2,393	617
Prepayment fee income	1,635	971	3,553	3,470
Fee income	702	1,057	921	1,532
From non-controlled affiliate investments:
PIK interest income	—	367	1,281	367
Interest income	74	95	676	95
From controlled affiliate investments:
PIK interest income	—	—	—	208
Interest income (reversal)	—	25	—	(224)
Net investment loss from RoHo Joint Venture	(246)	—	(246)	—
Total investment income	24,060	26,318	73,184	75,354
Expenses
Interest expense	7,810	7,897	23,785	24,780
Base management fee	3,014	2,748	9,281	8,887
Performance based incentive fee	—	—	1,765	—
Administrative fee	406	377	1,471	1,203
Professional fees	753	493	2,510	1,722
General and administrative	489	437	1,447	1,477
Merger expenses	46	—	4,487	—
Total expenses	12,518	11,952	44,746	38,069
Management fee waived	(1,000)	—	(1,000)	—
Net expenses	11,518	11,952	43,746	38,069
Net investment income before excise tax	12,542	14,366	29,438	37,285
Provision for excise tax	265	373	797	1,123
Net investment income	12,277	13,993	28,641	36,162
Net realized and unrealized (loss) gain
Net realized gain (loss) on non-affiliate investments	3,179	2,590	(3,104)	(6,703)
Net realized loss on non-controlled affiliate investments	(14,501)	—	(14,501)	—
Net realized loss on controlled affiliate investments	—	(25,117)	—	(25,117)
Net realized loss on investments	(11,322)	(22,527)	(17,605)	(31,820)
Net realized loss on extinguishment of debt	—	(1,261)	(1,432)	(2,037)
Net realized loss	(11,322)	(23,788)	(19,037)	(33,857)
Net unrealized (depreciation) appreciation on non-affiliate investments	(32,756)	25,659	(36,644)	(1,266)
Net unrealized appreciation (depreciation) on non-controlled affiliate investments	4,064	1,812	(35,181)	210
Net unrealized (depreciation) appreciation on controlled affiliate investments	(499)	13,046	(499)	(12,740)
Net unrealized (depreciation) appreciation on investments	(29,191)	40,517	(72,324)	(13,796)
Net realized and unrealized (loss) gain	(40,513)	16,729	(91,361)	(47,653)
Net (decrease) increase in net assets resulting from operations	$(28,236)	$30,722	$(62,720)	$(11,491)
Net (decrease) increase in net assets resulting from operations per common share - basic	$(0.43)	$0.71	$(1.05)	$(0.28)
Net (decrease) increase in net assets resulting from operations per common share - diluted	$(0.43)	$0.68	$(1.05)	$(0.28)
Weighted average shares outstanding - basic	66,313,471	43,101,307	59,604,481	41,525,869
Weighted average shares outstanding - diluted	66,313,471	45,838,142	59,604,481	41,525,869
Distributions declared per share	$0.27	$0.33	$0.72	$0.99